Exhibit 99.1

LEMAITRE VASCULAR RECEIVES NOTICE OF NONCOMPLIANCE WITH NASDAQ MARKETPLACE RULE

Burlington, MA — 08/08/2008 — LeMaitre Vascular, Inc. (NASDAQ: LMAT—News), a provider of peripheral vascular devices and implants, today announced that it received a letter on August 6, 2008, from The Nasdaq Stock Market (“Nasdaq”) indicating that it no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Marketplace Rule 4350.

On July 24, 2008, David N. Gill voluntarily resigned as an independent director of the company. Because of this resignation, the company is not in compliance with Nasdaq Marketplace Rule 4350(c)(1), which requires that a majority of the company’s Board of Directors be independent directors, or Marketplace Rule 4350(d)(2)(A), which requires that the company’s audit committee have at least three members, each of whom must be independent.

Nasdaq has provided the company with a cure period until the earlier of the company’s next annual shareholders’ meeting or July 24, 2009, or if the next annual shareholders’ meeting is held before January 20, 2009, then the company must evidence compliance no later than January 20, 2009. If the company does not regain compliance within this period, Nasdaq will provide written notification that the company’s securities will be delisted, which notification may be appealed.

The company has commenced a process to identify a qualified replacement to fill the vacancies left by the departure of Mr. Gill and expects to complete this process and provide evidence of its compliance with the Marketplace Rules to Nasdaq as soon as practicable, but no later than the expiration of the above cure period.

About LeMaitre Vascular

LeMaitre Vascular develops, manufactures, and markets medical devices for the treatment of peripheral vascular disease. The company’s principal executive offices are located at 63 Second Avenue, Burlington, Massachusetts 01803.

Certain statements set forth above that are not clearly historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the timeframe in which the company will regain compliance with Nasdaq Marketplace Rules. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge, these forward-looking statements are neither promises nor guarantees. The forward-looking statements made in this release are made only as of the date hereof, and the company disclaims any intention or responsibility for updating predictions or expectations contained in this release.

CONTACT:
Aaron Grossman
Office: 781.221.2266
Investor Relations
LeMaitre Vascular, Inc.

SOURCE:
LeMaitre Vascular, Inc.